Exhibit 10.1

Contract No.(M)201006007(AG)

Exclusive Agency Agreement

THIS EXCLUSIVE AGENCY AGREEMENT (this “Agreement”) is made by and between TURBINE TRUCK ENGINES, INC., a Nevada Company address at 917 Biscayne Blvd., Suite 6 DeLand, Florida 32724 U.S.A. (hereinafter referred to as “TURBINE”), and Falcon Power Co., Ltd. a Taiwan company address at 6F. No.6, Sec.2, Nanjing E. road, Jhongshan District 104, Taipei (the “FALCON”)

WHEREAS, FALCON is the manufacturer and supplier of Hydrogen Energy Production System ( the “Products”) and

WHEREAS, TURBINE agrees to be an exclusive agent of FALCON for the said products in the territory as defined in Article 1 hereof and FALCON is desirous of granting it;

NOW THEREFORE, it is agreed between the parties as follows:

Article 1: Territory

1.	The word “Territory” in this Agreement means: State of New York, State of Florida, State of Oklahoma and State of Colorado of the United States of America where TURBINE may resell Products.

Contract No.(M)201006007(AG)

2.	This Agreement is for regional exclusive agency, and TURBINE shall not assign this Agreement or any part of the obligation hereunder to any third party. Neither shall TURBINE sell Products to anyone outside Territory or, knowingly or with reason to believe that Products would be resold, supplied to any person or firm in Territory for or with a view toward their resale outside Territory without a prior written consent of FALCON. Unless with a prior written consent by FALCON and FALCON be a party of such agreement between TURBINE and third party, TURBINE shall not agree any third party and to resell or promote the Products and collect any fees. Any agreement between TURBINE and third parties shall be null and void, and TURBINE shall indemnify FALCON against any and all costs, damages or loss of profit whatsoever arising from the breach of this Section.

Article 2: THE FALCON’S RESPONSIBILITIES

1.	Falcon shall provide the Product, plan, installation, technical support, and product maintenance.

2.	Falcon shall provide TURBINE with necessary sales and technical training.

3.	Falcon shall assist TURBINE in media promotion of the Product.

Contract No.(M)201006007(AG)

Article 3: THE TURBINE’S RESPONSIBILITIES

1.	The TURBINE shall to obtain the agreed amount of Distributors and establish the training system for the Distributors and provide services for the Distributors.

2.	The Distributors established by the TURBINE and shall sign a Distribution Agreement directly with Falcon and exercise the rights and duties in accordance with that Agreement.

3.	The TURBINE shall organize all media promotional events.

4.	The TURBINE shall inform FALCON the competition and the market updates within the Territory. Also if there are any infringements of trademark, patents or intellectual properties in the Territory, the TURBINE shall report to FALCON promptly.

5.	The TURBINE shall send the sales report, and Distributor data to FALCON on the 10th of every month.

6.	The TURBINE agrees to follow the policy of Product pricing, profit sharing, and Distributor system set by FALCON.

7.	The TURBINE shall assist FALCON to resolve issues arise from the promotion and distribution of PRODUCTS, including but not limited to assist communication between Distributors and Customers, collection of fees and solving disputes.

8.	The TURBINE shall bear any and all cost of itself during the period of This Agreement, including but not limited to salary, rental of offices, travel expenses and any public relation cost.

Contract No.(M)201006007(AG)

Article 4: Duration and Sales Guarantee

This Agreement shall come into force from the 18 day of June, 2010 to the 17 day of June, 2015¸ remain in force for a period of 5 years. TURBINE shall meet the total Distributors requirement to at least 5 Distributors and/or have 40 sets of On-Site Hydrogen Energy Production System size 500 Nm3/hr in the first year of This Agreement. From the second year to the fifth year of this Agreement period, every year TURBINE shall meet the requirement to at least 15 distributors and/or 70 sets of On-Site Hydrogen Energy Production System size 500 Nm3/hr. If TURBINE did not reach the yearly requirements mentioned above, FALCON has the right to terminate This Agreement without the obligation to refund any Agency Fees. Upon Completion of This Agreement, after Falcon has evaluated TURBINE’S sales ability and performance to meet the target requirements guarantee mentioned above, FALCON may grant TURBINE to obtain the right of renew this Agency Agreement.

Article 5: Agency Fees and Payment

1.	The Agency Fee of this Agreement which shall be paid to FALCON by TURBINE is One Million US Dollars (1,000,000 USD), TURBINE agrees to pay FALCON One Hundred Thousand US Dollars (100,000 USD) as the down payment of Agency Fee within 3 days after this Agreement is signed by both parties and all relative legal tax (including the income tax of FALCON arising from the Agency Fee) should be borne by TURBINE.

Contract No.(M)201006007(AG)

2.	This Agreement only valid when the One Hundred Thousand US Dollars (100,000 USD), which is the down payment of Agency Fee mentioned in the preceding Section is paid to FALCON. The Remaining Agency Fees of Nine Hundred Thousand Dollars (USD 900,000) should be paid in Full to Falcon within 3 month after signed This Agreement, if TURBINE did not pay the Agency Fee in full within the deadline set above; Falcon shall be entitled to sequestrate all Agency Fees paid by TURBINE, and terminate This Agreement immediately.

3.	The specified Agency Fee in this Agreement, under no circumstance shall be deductable or refundable. TURBINE shall make a T/T payment of Agency Fees to Falcon’s designated Bank Account (listed in Exhibit A). (All wire-transfer generated fees shall be borne by TURBINE).

4.	All distributors supplied by TURBINE should be signing a separate Distributor Agreement, and pay the Distributing Fee to Falcon. When Falcon receives the amount of Distribution Fee of US One Million Dollars (USD 1,000,000) from each distributor, Falcon will pay identical amount to TURBINE. If accumulated amount of Distributing Fee exceeds US One Million Dollars (USD 1,000,000), upon both parties agreement, the exceeding amount shall be shared equally to Falcon and TURBINE.

5.	The Distribution Fee of the preceding paragraph shall be calculated in the 15th day of every month.

Contract No.(M)201006007(AG)

Article 6: Products

1.	The word “Products” in this Agreement means On-site Hydrogen Energy Production System developed by FALCON. The actual specification and quotation of the Products will be provided by FALCON after Falcon has examined and evaluated the actual installation site of and the Products. Only then FALCON will give out official quotation and system specifications.

2.	Starting on the date of delivery by FALCON, under normal usage, without any Force Majeure events and the default of customers, FALCON will provide product maintenance services during Customer rental period without further cost. (If any man made actions or other non-Force Majeure events caused malfunction of the product and require FALCON to do maintenances, then FALCON shall be entitled to charge the Customer for any cost occurred.)

Contract No.(M)201006007(AG)

Article 7: Shipping Method and Profit sharing

1.	TURBINE or its Distributors will provide FALCON with Customer Information, and then FALCON will do site visit at the specific client site to compile detail product specifications. Then, FALCON will give this specification and this quotation to the customer, and, after signing the rental agreement shall Falcon commence the installation of Products.

2.	After successful execution of installation at client site and collection of rental, FALCON will share the profit from rents to TURBINE. In the event of the Customer stops renting the Products, FALCON will stop sharing profit from this customer to TURBINE.

The following is the profit calculation example. The actual profit will base on the actual installed product specification:

Product ID	Profit /Month (USD)
500 Nm3/hr	$3750
200 Nm3/hr	$1500

500 Nm3/hr	$25,000
200 Nm3/hr	$10,000

Contract No.(M)201006007(AG)

Article 8: Confidentiality

1.	During the term of this Agreement, both parties may acquire knowledge from each other, both parties agree to keep any and all information of the other party confidential and shall not disclose such information to third party. In violation of this paragraph, the violating party shall bear all the cost of the damage of the other party.

2.	TURBINE is only allowed to use the company name, trademarks, and information of FALCON for the promotion of the Product, and has to guarantee the sound natural of the promotions. TURBINE is not allowed to use the trade mark or company name of Falcon for any other purpose. Before releasing any promotional material, TURBINE should submit a copy to FALCON for vetting, and FALCON will reply with remarks. The materials have to adjust in accordance with remarks of FALCON.

3.	This Article does not exempt FALCON and TURBINE for the breach of the actions of their representatives, directors, agents, employees, and subsidiaries.

Contract No.(M)201006007(AG)

Article 9: Non-competition Clause

TURBINE agrees that within 2 years after termination or expiration of This Agreement, TURBINE will not act against the purpose of this Agreement, including but not limiting to (A) agreeing to provide advisory services to any person or entity, or having an economic interest in any entity, that engages in a Competitive Business, (B) soliciting (or assisting in the solicitation of) any person or business who was a customer of Falcon or its Affiliates during Employee’s employment with the TURBINE or any of its Affiliates with respect to any Competitive Business or knowingly encourage any such person to cease doing business in whole or in part with TURBINE or any of its Affiliates (C) contacting any persons or businesses who were suppliers or customers of Falcon or its subsidiaries during Employee’s employment with Falcon or any of its Affiliates for the purpose of soliciting orders or establishing relationships for any business enterprise that engages in a Competitive Business, (D) making preparations to engage in any Competitive Business or to form a Competitive Business, including but not limited to any research or development efforts aimed at ultimately benefiting a Competitive Business, (E) forming a Competitive Business, or (F) serving as a director, officer, employee, consultant, partner, member, agent, lender, guarantor, shareholder, or representative of a Competitive Business.

Article 10: Termination and Remedies

1.	In the event of TURBINE does not pay Agency Fee in full according to Article 5 or does not meet the required sales guarantee specified in Article 4, FALCON shall be entitled to terminate this Agreement. In the event of FALCON terminates This Agreement according to Article 4, FALCON will not return the Agency Fee.

2.	In the event of the Force Majeure occurs during the term of this Agreement, and prevents either party to continue this Agreement, this Agreement may be terminated by either party.

3.	After signing this Agreement, in the event of either party becomes bankruptcy, insolvency, dissolution, modification, amalgamation, receivership proceedings effecting the operation of its business, discontinuation of business for any reason and/or reorganization by the third party in the other party, either party hereto shall have the absolute right to terminate this Agreement with a written notice.

Contract No.(M)201006007(AG)

4.	In the event of either party breach This Agreement, if the other party notifies the breaching party to cure such breach in written form, and such breach is not cured within 30 days after the receiving such notice, the non-breaching party shall be entitled to terminate this Agreement immediately.

5.	Unless otherwise agreed in this Agreement, if this Agreement is terminated, both parties shall fulfill the liability and duty occurs prior to the termination of this Agreement.

Article 11: Governing Law

This Agreement shall be governed and interpreted by the law of Taiwan.

Contract No.(M)201006007(AG)

Article 12: Dispute Resolution

1.	The Parties shall use its best endeavor to settle every dispute arising out of or in connection with this Agreement (each a “Dispute”) to the extent permitted by Law. If the issue is not resolved within sixty (60) business days, each Party shall have the right to seek resolution of a Dispute by providing written notice of the Dispute to the Arbitrator of Arbitration Committee of Hong Kong, which notice shall be deemed sufficient notice to FALCON and TURBINE, or their designees or legal successors. The arbitration process will follow the procedure and laws of Hong Kong.

2.	All Arbitration will take place in Hong Kong. Each party should bear its own cost of the proceeding, including half of the arbitration fee and its own legal cost.

3.	The fees for the arbitration and other charges shall be borne by the losing party.

Article 13: Miscellaneous

1.	At the time of signing this Agreement, TURBINE shall provide company registration/certificate and the personal identification/passport photocopy of the chairman of TURBINE.

2.	All appendixes are part of this agreement.

3.	Each Party will each hold a copy of this Agreement.

Contract No.(M)201006007(AG)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers.

TURBINE TRUCK ENGINES, INC.		FALCON POWER CO., LTD.

By:	/s/ Michael Rouse	By:	/s/ Ching-Chang Chang

	Michael Rouse		Dr. CHANG, CHING-CHANG

	President & CEO		Chairman

	917 Biscayne Blvd., Suite 6 DeLand,		6F., No.6, Sec.2, Nanjing E road, 104

	Florida 32724 U.S.A.		Taipei Taiwan R.O.C.

TURBINE TRUCK ENGINES, INC.

Michael Rouse

22071751

917 Biscayne Blvd., Suite 6 DeLand,

Date: 18 day of June 2010	Date: 18 day of June 2010

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